UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

October 22, 2010

Date of Report (Date of earliest event reported)

 Commission File Number: 333-153534

Platinum Studios, Inc.

(Exact name of registrant as specified in its charter)

 California, United States

(State or other jurisdiction of incorporation or organization)

20-5611551

(I.R.S. Employer ID Number)

2029 S. Westgate Avenue , Los Angeles, California 90025

(Address of principal executive offices) (Zip code)

(310) 807-8100

(Issuer's telephone number)

N/A

(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 20, 2010, Platinum Studios, Inc. (the “Company”) entered into a series of agreements with its CEO, Chairman and major note holder, Scott M. Rosenberg (“Rosenberg”), to extend the due dates of certain existing loans made by Rosenberg to the Company.  Pursuant to the terms of the agreements, the new due date for certain loans totaling $2,400,000 will be May 6, 2011 and the new due date for other loans totaling $1,350,000 will be June 3, 2010.  The interest rate on all of these loans has been increased from 8% to 10%, effective upon the original due dates of May 6, 2010, and June 3, 2010, respectively.  The Agreement, with the attendant schedules and exhibits, is attached hereto as 10.19.

                In exchange for these due date extensions, the Company granted to Rosenberg:

                (1)           two additional sets of warrants to purchase the Company’s common stock.  The first set allowing for the exercise of up to 40,000,000 warrants to purchase shares of the Company’s common stock, at an exercise price of $0.11 per share, and the second set allowing for the acquisition of up to $3,750,000 in stock, by exercise of warrants at $0.11 per share.  Both sets will expire on October 22, 2020; and

                (2)           an assignment of 25% of the co-ownership rights, to include a 25% interest in all gross profits, in all intellectual property rights in all of the company’s existing intellectual property, as detailed in the Assignment Agreement attached as Exhibit 10.20 to this filing.

Item 9.01               Financial Statements and Exhibits.

Exhibit No.	Description
10.19	Amendment of Promissory Notes Agreement between the Company and Scott M. Rosenberg (with Schedules and Exhibits), dated October 22, 2010
10.20	Intellectual Property Rights Agreement between the Company and Scott M. Rosenberg (with Schedules and Exhibits), dated October 22, 2010

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2010

PLATINUM STUDIOS, INC.

/s/ Scott Mitchell Rosenberg

Scott Mitchell Rosenberg

Chief Executive Officer